As filed with the Securities and Exchange Commission on July 21, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIMICRO INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

15/F Shining Tower

No. 35 Xueyuan Road, Haidian District

Beijing 100083, People’s Republic of China

(8610) 6894-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shares issued and issuable upon exercise of the

19,016,948 options granted on March 17, 2004

2004 Share Option Plan

2005 Share Incentive Plan

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang

Latham & Watkins LLP

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong S.A.R., China

(852) 2522-7886

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, $0.0001 par value per share (5)	19,016,948	(2)	$0.20	(2)	$3,803,389.60	(2)
Ordinary Shares, $0.0001 par value per share (5)	9,798,667	(3)	$1.83	(3)	$17,931,560.61	(3)
Ordinary Shares, $0.0001 par value per share (5)	3,958,600	(4)	$2.71	(4)	$10,727,806.00	(4)
Ordinary Shares, $0.0001 par value per share (5)	9,106,905	(4)	$2.55	(4)	$23,222,607.75	(4)
Totals	41,881,120		—		$55,685,363.96		$5,958.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)	These shares are shares issued and issuable upon exercise of the options granted pursuant to the stock options granted on March 17, 2004. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the product of 19,016,948 shares issued and issuable upon exercise of these options multiplied by the weighted average exercise price of approximately $0.20 per share, which equal to an aggregate offering price of $3,803,389.60.

(3)	These shares are offered under the 2004 Share Option Plan. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the product of 9,798,667 shares issued and issuable upon exercise of the options granted under the 2004 Share Option Plan multiplied by the weighted average exercise price of approximately $1.83 per share, which equal to an aggregate offering price of $17,931,560.61. The Registrant will not issue any additional options under the 2004 Share Option Plan.

(4)	These shares are offered under the 2005 Share Incentive Plan. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 3,958,600 shares issuable upon the exercise of outstanding options granted under the 2005 Share Incentive Plan as of July 14, 2006 multiplied by the weighted average exercise price of approximately $2.71 per share, which equal to an aggregate offering price of $10,727,806.00, and (b) the product of the remaining 9,106,905 shares issuable under the 2005 Share Incentive Plan multiplied by the average of the high and low prices for the ADSs, as quoted on the Nasdaq Global Market on July 13, 2006, or $10.20, which equal to an aggregate offering price of $23,222,607.75.

(5)	These shares may be represented by the Registrant’s ADSs, each of which represents four ordinary shares. The Registrants’ ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.: 333-129305), as amended.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.	3

Item 4. Description of Securities.	3

Item 5. Interests of Named Experts and Counsel.	3

Item 6. Indemnification of Directors and Officers.	3

Item 7. Exemption from Registration Claimed.	4

Item 8. Exhibits.	4

Item 9. Undertakings.	4

SIGNATURES	6

POWER OF ATTORNEY	6

EXHIBIT INDEX

Exh. 4.1 Form of Stock Option Agreement dated March 17, 2004.

Exh. 4.2           2004 Share Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (file no. 333-129217) filed with the Securities and Exchange Commission on October 24, 2005).

Exh. 4.3           2005 Share Inventive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1/A (file no. 333-129217) filed with the Securities and Exchange Commission on October 28, 2005).

Exh. 5.1 Opinion of Maples and Calder.

Exh. 23.1 Consent of Maples and Calder (included in Exhibit 5.1).

Exh. 23.2 Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm.

Exh. 24.1 Power of Attorney.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Vimicro International Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s annual report on Form 20-F for the year ended December 31, 2006, filed with the Commission on July 17, 2006.

(b) The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A (File No. 000-51606) filed with the Commission on November 8, 2005 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” in the Registrant’s prospectus filed with the Commission on November 15, 2005 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law and Articles 141 and 142 of the Registrant’s amended and restated articles of association provide that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred by them by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they are adjudicated by final judgment in a court of law to be liable for default or willful negligence in any action against them.

The Registrant has entered into indemnification agreements with each of its directors and senior officers under which the Registrant indemnifies them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own gross negligence or willful misconduct.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Form of Stock Option Agreement dated March 17, 2004.

4.2	2004 Share Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (file no. 333-129217) filed with the Securities and Exchange Commission on October 24, 2005).

4.3	2005 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1/A (file no. 333-129217) filed with the Securities and Exchange Commission on October 28, 2005).

5.1	Opinion of Maples and Calder.

23.1	Consent of Maples and Calder (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 21, 2006.

VIMICRO INTERNATIONAL CORPORATION

By:	/s/ Zhonghan Deng
Name: Zhonghan Deng
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Zhonghan Deng, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhonghan Deng Zhonghan Deng	President and Chief Executive Officer	July 21, 2006

/s/ Xiaosong Zhang Xiaosong Zhang	Chief Financial Officer	July 21, 2006

/s/ Xiaodong Yang Xiaodong Yang	Director	July 21, 2006

Signature	Title	Date

/s/ Zhaowei Jin Zhaowei Jin	Director	July 21, 2006

/s/ Hui Zhang Hui Zhang	Director	July 21, 2006

/s/ Changyong Chen Changyong Chen	Director	July 21, 2006

/s/ Theodore Van Duzer Theodore Van Duzer	Director	July 21, 2006

/s/ Vince Feng Vince Feng	Director	July 21, 2006

/s/ Donald L. Lucas Donald L. Lucas	Director	July 21, 2006

/s/ Victor Yang Victor Yang	Director	July 21, 2006

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States	July 21, 2006
Managing Director, Puglisi & Associates